As filed with the Securities and Exchange Commission on December 10, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

NEUROCRINE BIOSCIENCES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	33-0525145
(State of incorporation)	(I.R.S. Employer Identification No.)

10555 Science Center Drive
San Diego, California 92121
(Address, including zip code, of principal executive offices)

NEUROCRINE BIOSCIENCES, INC. 2001 STOCK OPTION PLAN, AS AMENDED
(Full title of the plan)

GARY A. LYONS
President, Chief Executive Officer
and Director
10555 Science Center Drive
San Diego, California 92121
(858) 658-7600

(Name, address, and telephone number, including area code, of agent for service)

Copies to:
Scott N. Wolfe, Esq.
Latham & Watkins
12636 High Bluff Drive, Suite 300
San Diego, California 92130
(858) 523-5400

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title	Amount	Offering	Aggregate	Amount of
of Securities to	to be	Price	Offering	Registration
be Registered	Registered (1)	Per Share	Price	Fee

Common Stock
$0.001 par value (3)	400,000	(2)	$17,962,881	$1,657

  A maximum of 1,150,000 shares of common stock were reserved for issuance under the Neurocrine Biosciences, Inc. 2001 Stock Option Plan, as amended (the “2001 Plan”), 750,000 shares of which were previously registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Registration Statement on Form S-8 (File No. 333-57096). All shares reserved for issuance under the 2001 Plan that were not previously registered are being registered hereunder. Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

  This estimate is made pursuant to Rule 457(h) solely for purposes of calculating the registration fee, and is determined according to the following offering price information: of the 400,000 shares of common stock reserved for issuance under the 2001 Plan being registered hereunder, (i) 40,500 shares of common stock are subject to outstanding options with an exercise price of $45.69 per share, (ii) 9,000 shares of common stock are subject to outstanding options with an exercise price of $40.58, (iii) 7,500 shares of common stock are subject to outstanding options with an exercise price of $48.10, (iv) 2,500 shares of common stock are subject to outstanding options with an exercise price of $46.50, (v) 1,300 shares of common stock are subject to outstanding options with an exercise price of $46.21, (vi) 1,300 shares of common stock are subject to outstanding options with an exercise price of $42.56 and (vii) 337,900 shares of common stock are reserved for issuance upon exercise of options to be granted in the future. Pursuant to Rule 457(h), for all shares of common stock being registered hereunder with an exercise price which cannot be presently determined (337,900), the Proposed Maximum Offering Price Per Share, is $44.85 per share, which is the average of the high and low sales prices of the Registrant’s common stock as reported on the Nasdaq National Market on December 4, 2002.

  Each share of common stock includes a right to purchase one one-thousandth of a share of Series A Participating preferred stock, par value $0.001 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10 (a) PROSPECTUS

Item 1. Plan Information.

     Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

     Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission (the "SEC") by Neurocrine Biosciences, Inc. (the “Company”), are incorporated by reference in this Registration Statement.

  The Company's Annual Report on Form 10-K for the year ended December 31, 2001, filed March 26, 2002;

  The Company's Quarterly Reports on Forms 10-Q for the three months ended March 31, 2002, filed May 8, 2002, for the six months ended June 30, 2002, filed August 14, 2002, and for the nine months ended September 30, 2002, filed November 13, 2002;

  The Company's Current Reports on Forms 8-K filed January 14, 2002 and August 14, 2002;

  The Company's Definitive Proxy Statement dated April 19, 2002 filed in connection with its May 23, 2002 Annual Meeting of Stockholders; and

  The description of the Company's Common Stock contained the Registration Statement on Form 8-A filed on June 16, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law generally allows the Company to indemnify directors and officers for all expenses, judgments, fines and amounts in settlement actually paid and reasonably incurred in connection with any proceedings so long as such party acted in good faith and in a manner reasonably believed to be in or not opposed to the Company's best interests and, with respect to any criminal proceedings, if such party had no reasonable cause to believe his or her conduct to be unlawful. Indemnification may only be made by the Company if the applicable standard of conduct set forth in Section 145 has been met by the indemnified party upon a determination made (i) by the Board of Directors by a majority vote of the directors who are not parties to such proceedings, even though less than a quorum, (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iii) by the stockholders.

     Article VII of the Company's Certificate of Incorporation and Article VI, Sections 6.1, 6.2 and 6.3 of the Company's Bylaws provide for indemnification of its directors and officers, and permit indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Company has entered into indemnification agreements with its officers and directors.

Item 7. Exemption From Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The following is a list of exhibits filed as part of this Registration Statement, which are incorporated herein:

Exhibit
Number	Document
4.1 (1)	Form of Common Stock Certificate
4.2*	Neurocrine Biosciences, Inc. 2001 Stock Option Plan, as amended
5.1*	Opinion of Latham & Watkins
23.1*	Consent of Ernst & Young LLP, Independent Auditors
23.2*	Consent of Latham & Watkins (contained in Exhibit 5.1)
24.1*	Power of Attorney (included in the signature page of this Registration Statement)

*       Filed herewith.

(1)     Incorporated by reference to the Company's Registration Statement filed on April 3, 1996 on Form S-1, as amended (File No. 333-03172).

Item 9. Undertakings.

  The undersigned Registrant hereby undertakes:

    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      To include any prospectus required by Section 10(a)(3) of the Securities Act;

      To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

      To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 10th day of December 2002.

NEUROCRINE BIOSCIENCES, INC.

By:	/s/ Gary A. Lyons
Gary A. Lyons
President, Chief Executive Officer and Director

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each such person whose signature appears below constitutes and appoints, jointly and severally, Gary A. Lyons and Paul W. Hawran his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gary A. Lyons	President, Chief Executive Officer and Director (Principal Executive Officer)	December 5, 2002
Gary A. Lyons

/s/ Paul W. Hawran	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 5, 2002
Paul W. Hawran

/s/ Joseph A. Mollica	Chairman of the Board of Directors	December 5, 2002
Joseph A. Mollica

/s/ W. Thomas Mitchell	Director	December 5, 2002
W. Thomas Mitchell

/s/ Richard F. Pops	Director	December 5, 2002
Richard F. Pops

/s/ Stephen A. Sherwin	Director	December 5, 2002
Stephen A. Sherwin

/s/ Lawrence Steinman	Director	December 5, 2002
Lawrence Steinman

/s/ Wylie W. Vale	Director	December 5, 2002
Wylie W. Vale

INDEX TO EXHIBITS

Exhibit
Number	Document
4.1 (1)	Form of Common Stock Certificate
4.2*	Neurocrine Biosciences, Inc. 2001 Stock Option Plan, as amended
5.1*	Opinion of Latham & Watkins
23.1*	Consent of Ernst & Young LLP, Independent Auditors
23.2*	Consent of Latham & Watkins (contained in Exhibit 5.1)
24.1*	Power of Attorney (included in the signature page of this Registration Statement)

*       Filed herewith.

(1)     Incorporated by reference to the Company's Registration Statement filed on April 3, 1996 on Form S-1, as amended (File No. 333-03172).